Exhibit 99.1

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

LOEWS CORPORATION ANNOUNCES FILING OF REGISTRATION STATEMENT
FOR INITIAL PUBLIC OFFERING BY BOARDWALK PIPELINE PARTNERS, LP

    New York, August 16, 2005 - Loews Corporation (NYSE: LTR) announced today that its wholly-owned subsidiary, Boardwalk Pipeline Partners, LP, has filed a registration statement on Form S-1 with the Securities and Exchange Commission for a proposed underwritten initial public offering of 15 million of its common units, plus an option for the underwriters to purchase up to an additional 2.25 million common units. All of the units will be sold by Boardwalk Pipeline Partners, LP.

Boardwalk Pipeline Partners, LP was formed to become the parent of Boardwalk Pipelines, LLC, a subsidiary of Loews. Boardwalk Pipelines, LLC is engaged, through its subsidiaries - Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP - in the interstate transportation, gathering and storage of natural gas. A subsidiary of Loews will be the general partner of Boardwalk Pipeline Partners, LP.

Application will be made to list the common units, which represent limited partnership interests in Boardwalk Pipeline Partners, LP, on the New York Stock Exchange under the symbol “BWP.”

As currently filed, the common units offered to the public will represent approximately 15 percent of the outstanding equity of Boardwalk Pipeline Partners, LP, or approximately 16 percent if the underwriters exercise in full their over-allotment option. Loews will indirectly own the remaining equity interests in Boardwalk Pipeline Partners, LP.

Citigroup Global Markets Inc. and Lehman Brothers Inc. will act as joint book-running managers and representatives of the underwriters. This offering of common units will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York, 11220, Attention: Prospectus Department; phone: 718-765-6732; or Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717; phone: 631-254-7106.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements contained in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements, including statements regarding the completion of the proposed initial public offering and any of the terms thereof, are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of Loews or Boardwalk Pipeline Partners, LP.

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